Exhibit 99.1

       200 Connell Drive
Berkeley Heights, NJ  07922

Genta Initiates Trial with Tesetaxel as First-Line Chemotherapy for
Women with Metastatic Breast Cancer

BERKELEY HEIGHTS, NJ – November 8, 2010 – Genta Incorporated (OTCBB: GNTA.OB) today announced that the Company has initiated a new Phase 2b clinical trial of tesetaxel as 1st-line chemotherapy for women with metastatic breast cancer.  Tesetaxel is the leading oral taxane currently in clinical development.  The new trial will be conducted at Memorial Sloan-Kettering Cancer Center, New York, NY and at the Accelerated Community Oncology Research Network (ACORN) based in Memphis, TN.

The new trial is designed to confirm and extend the efficacy and safety results observed in a preliminary Phase 2a study of tesetaxel as 2nd-line treatment of patients with advanced breast cancer (see results below).  The new study includes women with Her2-negative breast cancer who have developed progressive disease after primary surgery but who have not previously received chemotherapy for metastatic disease.  Patients who received adjuvant post-operative chemotherapy (that may have included a taxane) are also eligible if they have been disease-free for at least 12 months since the last dose of chemotherapy.

The primary endpoint of the study is percent overall response.  Secondary endpoints include response duration, disease control at 3 months, percent progression-free survival (PFS) at 6 months, durable response > 6 months, and time-to-progression (TTP). A total of 25 patients are expected to be accrued, and enrollment should be completed in 2011.

Unlike conventional taxanes (paclitaxel [Taxol®] or docetaxel [Taxotere®]) that must be infused intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with standard taxanes, clinical and preclinical data show that tesetaxel:

•	Eliminates serious (occasional fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Is not cross-resistant with standard taxanes
•	Offers flexible and convenient dosing for patients

Tesetaxel in Advanced Breast Cancer

A Phase 2a, open-label, single arm, multi-center study evaluated the efficacy and safety of tesetaxel in 2 patient cohorts who received doses of 27 mg/m2 or 35 mg/m2 administered once every 3 weeks.  All patients had previously been treated and had progressed on chemotherapy that had included a minimum of 4 cycles of an anthracycline-containing regimen.  Thirty-four patients were enrolled in this trial, and 32 were evaluable for response.  Intent-to-treat analysis on all patients showed 13 patients (38%) achieved a partial response and 10 patients had stable disease for a disease control rate of 68%.  Neutropenia was the dose-limiting adverse effect.

In an ongoing trial, 8 patients with advanced breast cancer have been treated with tesetaxel once every 3 weeks after having progressed on a median of 5 prior chemotherapy regimens.  Seven of the 8 patients had progressed after receiving either 1 or 2 taxane-containing regimens.  Four patients (50%), 3 of whom had progressed on docetaxel or paclitaxel, achieved prolonged stable disease while receiving oral tesetaxel (range, 14+ to 23+ treatment cycles).  Despite this extended therapy, no clinically significant neuropathy (nerve damage) has been observed in these patients.

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require premedication and careful observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Tesetaxel is a novel taxane that is administered by mouth as a capsule.  The drug was developed with a goal of maintaining antitumor activity while eliminating infusion reactions, reducing neuropathy, and increasing patient convenience.  The oral route also enables the development of novel schedules that may expand dosing options when tesetaxel is combined with other anticancer drugs (such as “all oral” chemotherapy programs).  In experimental models, tesetaxel has demonstrated high activity against tumors that are resistant to paclitaxel and docetaxel.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for Phase 3 registration studies.  Genasense® (oblimersen sodium) Injection is a modified DNA-based antisense drug that may enhance the effectiveness of anticancer therapy.  Genta has completed enrollment in a randomized, double-blind Phase 3 study of Genasense® in patients with advanced melanoma, known as “AGENDA”.  Final data on survival and durable response from AGENDA, which may be pivotal for regulatory approval, are expected in the first half of 2011.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks to the Company’s Business as described in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE:  Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com